EXHIBIT 23.01
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
FormFactor, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-198760) and Form S-8 (Nos. 333-212587, 333-195744, 333-106043, 333-115137, 333-125918, 333-139074, 333-148198, 333-149411, 333-157610, 333-165058, 333-172318, 333-179589, 333-181450, and 333-188363) of FormFactor, Inc. of our report dated March 15, 2017, with respect to the consolidated balance sheets of FormFactor, Inc. as of December 31, 2016 and December 26, 2015, and the related consolidated statements of operations, comprehensive loss, stockholders equity, and cash flows for each of the years in the three-year period ended December 31, 2016, and the effectiveness of internal control over financial reporting as of December 31, 2016, which report appears in the December 31, 2016 annual report on Form 10-K of FormFactor, Inc. for the year ended December 31, 2016.

Our report dated March 15, 2017 contains an explanatory paragraph that states that management excluded from its assessment of the effectiveness of FormFactor, Inc.’s internal control over financial reporting as of December 31, 2016, the internal controls over financial reporting of Cascade Microtech, Inc., which the Company acquired in 2016.

/s/ KPMG LLP
Santa Clara, California
March 15, 2017